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EXHIBIT 12

                          BAY VIEW CAPITAL CORPORATION
            COMPUTATION OF RATIOS OF EARNINGS (LOSS) TO FIXED CHARGES


                                                                                 Year Ended
                                                                         --------------------------
                                                                         12/31/02 (1)    12/31/2001
                                                                         ------------    ----------
Earnings:
                  Earnings (loss) before income tax expense (benefit)        67,662      (187,036)
                  Add:
                  Interest on advances and other borrowings                  29,155        54,535
                  Interest component of rental expense                        1,829         2,146
                                                                           --------      --------
                  Earnings (loss) before fixed charges excluding
                    interest on customer deposits                            98,646      (130,355)
                  Interest on customer deposits                              51,528       135,736
                                                                           --------      --------
                  Earnings before fixed charges                             150,174         5,381
                                                                           ========      ========


Fixed Charges:
                  Interest on advances and other borrowings                  29,155        54,535
                  Interest component of rental expense                        1,829         2,146
                                                                           --------      --------
                  Fixed charges excluding interest on
                    customer deposits                                        30,984        56,681
                  Interest on customer deposits                              51,528       135,736
                                                                           --------      --------
                  Total fixed charges                                        82,512       192,417
                                                                           ========      ========

Ratio of earnings to fixed charges including interest
  on customer deposits                                                         1.82          0.03

Ratio of earnings (loss) to fixed charges excluding interest
  on customer deposits                                                         3.18         (2.30)




(1) Amounts for the three months ended December 31, 2002 were prepared under the liquidation basis of accounting while the amounts for the first nine months of 2002 were presented on a going concern basis of accounting.